Exhibit 23.2

CONSENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Dakota Gold Corp. for the registration of common stock, warrants and units and to the incorporation by reference therein of our report dated March 20, 2025, with respect to the consolidated financial statements of Dakota Gold Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Denver Colorado
July 24, 2025